Exhibit  3.1



            Certificate of Incorporation of the Company, as amended


                                   (attached)

                           CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           PROVIDENT COMPANIES, INC.


     PROVIDENT COMPANIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     First: That at a meeting of the Board of Directors of Provident Companies, Inc. ("Provident") resolutions were adopted approving a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation to increase from 65,000,000 to 150,000,000 the number of shares of Provident Common Stock that Provident is authorized to issue, declaring said amendment to be advisable and calling for a meeting of the stockholders of Provident for consideration thereof.

     Second: That thereafter, pursuant to resolution of its board of directors, a special meeting of the stockholders of Provident was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the statute were voted in favor of the amendment.

     Third: That the following amendment to the corporation's Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242(b) of the Delaware Corporation Law and shall become effective upon filing:

     Article IV, Section 4.1 is amended by deleting "90,000,000" and inserting in its place "175,000,000" and deleting "65,000,000" and inserting in its place "150,000,000", so that said section shall be and read as follows:

     "Section 4.1. Total Number of Shares of Stock. The total number of shares of stock of all classes that the Corporation shall have authority to issue is 175,000,000. The authorized capital stock is divided into 25,000,000 shares of Preferred Stock, of the par value of $1.00 each (the "Preferred Stock"), and 150,000,000 shares of Common Stock of Common Stock of the par value of $1.00 each (the "Common Stock")."

     Fourth: That the capital of Provident shall not be reduced under or by reason of said amendment.

     THE UNDERSIGNED, being the President of the Corporation, for the purpose of amending the Amended and Restated Certificate of the Corporation pursuant to the Delaware General Corporation Law, do make this Certificate, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true, and accordingly have hereunto set my hand as of this 10th day of February, 1997.



                               /s/J. Harold Chandler
                               -------------------------------------
                               J. Harold Chandler
                               Chairman, President and
                               Chief Executive Officer



ATTEST:


/s/Susan N. Roth
-------------------------------
Susan N. Roth, Secretary